                                                Filed Pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-75685
DATED MAY 28, 1999


                                1,566,088 Shares

                          Alydaar Software Corporation

                              --------------------
                                  Common Stock
                               ($0.001 par value)

                   -------------------------------------------


         This prospectus relates to the public offering of shares of our common stock by the selling stockholder. These shares may be issued to the selling stockholder on conversion of our debentures or exercise of our warrants owned by the selling stockholder. We will not receive any of the proceeds from the sale of the shares. We will pay all expenses of registration incurred in connection with this offering, but the selling stockholder will pay all of its selling commissions, brokerage fees and related expenses.

         The selling stockholder has advised us that it will sell the shares from time to time in the open market, on the Nasdaq Stock Market, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or otherwise as described under "Plan of Distribution."

         Our common stock is traded on the Nasdaq National Market (Nasdaq
Symbol: ALYD). On May 18, 1999, the closing price of the common stock was $4.125 per share.

         INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3.


                  -------------------------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   -------------------------------------------


                  The date of this prospectus is May 28, 1999.


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                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we file at the Securities and Exchange Commission's public reference room at 450 Fifth Street N.W., Washington, D.C. 20549 or at its regional public reference rooms in New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operations and locations of the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Securities and Exchange Commission at "http://www.sec.gov."

         This prospectus is a part of a registration statement we filed with the Securities and Exchange Commission. As allowed by the rules of the Securities and Exchange Commission, this prospectus does not contain all of the information that can be found in the registration statement or in the exhibits to the registration statement. You should read the registration statement and its exhibits for a complete understanding of all of the information included in the registration statement.

         The Securities and Exchange Commission allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference becomes part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supercede this information. We incorporate by reference the documents listed below that we have previously filed with the Securities and Exchange
Commission:

         1.       Annual Report on Form 10-K for the fiscal year ended
                  December 31, 1998;
         2. Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999;
         3. Current Report on Form 8-K filed with the Securities and Exchange Commission on April 8, 1999; and
         4. The description of our capital stock set forth in our Form 10 filed with the Securities and Exchange Commission on March 31, 1997.

         We also incorporate by reference in this prospectus additional documents that we may file with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus. These include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

         You may obtain the documents incorporated by reference as described above. You may also request a copy of these filings, at no cost, from us by writing or telephoning us at:

                          Alydaar Software Corporation
                          2101 Rexford Road, Suite 250 W
                          Charlotte, North Carolina  28211
                          (704) 365-2324



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                                  RISK FACTORS

         In evaluating our business, prospective investors should carefully consider the following risks in addition to the other information in this prospectus or in the documents referred to in this prospectus. Any of the following risks could materially adversely impact our business, operating results and financial condition and result in a complete loss of your investment.

         The statements made in in this prospectus, including the information incorporated by reference, that are not historical facts contain "forward-looking information" within the meaning of the Private Securities Litigation Reform Act of 1995, and Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934, both as amended, which can be identified by the use of forward-looking terminology such as "may", "will", anticipates", "expects", "projects", "estimates", "believes" or "continue", the negative thereof, other variations or comparable terminology. Important factors, including certain risks and uncertainties with respect to such forward-looking statements that could cause actual results to differ materially from those reflected in such forward looking statements include, but are not limited to, the risk factors discussed below.

Risk Factors - Generally Applicable to Our Business

We Are Dependent On Our New Strategic Direction To Replace Revenues From Our Year 2000 Business. Until the completion of our announced acquisitions, we will derive substantially all of our revenues from our Year 2000 business. We anticipate that the Year 2000 business will begin to decline, perhaps dramatically, after December 31, 1999. In order for us to sustain our growth and viability after December 31, 1999, we entered into agreements to acquire Data Systems, Tumble and the Metaphoria software. The successful implementation of the acquisitions of Data Systems, Tumble, Metaphoria software and other possible acquisitions are dependent on a number of factors, including our ability to assimilate the operations, personnel, and technology of the acquired companies and technologies, and our ability to provide sufficient capital either from internally generated revenues or external sources to properly fund the integration and future growth of the combined entities. We may not be successful in the integration of these entities. Also, if we do not complete any of these acquisitions, we will need to seek other acquisitions or business combinations to replace the revenues generated by our Year 2000 business. If we are unable to complete the announced acquisitions or find other sources of revenues, it could have a materially adverse affect on our stock trading price, prospects and financial condition.

Our Future Results Will Depend On Our Ability To Manage Change. We have experienced substantial growth and expansion in our business and operations since our inception. We expect to continue to experience periods of rapid change as we implement our new strategic direction and integrate acquisitions. Continued expansion places significant demands on our administrative, operational, financial, and other resources. The failure of our management team to successfully manage the changing business could have a material adverse impact on our business, results of operations and financial condition.

Our Quarterly Results Are Subject To Significant Fluctuations. We have experienced significant quarterly fluctuations in revenues and operating



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results, including the fourth quarter of 1998, and expect these fluctuations to continue in the future. These fluctuations may occur and have occurred due to a number of factors including:

--       the length of customer's evaluation process for our services;
-- sales pipeline disruption caused by a major restructuring of the sales and marketing departments during the third and early fourth quarters of 1998;
-- changes in the mix of Y2K services from higher price remediation services to lower price validation services;
--       the timing and cost of new product and service introductions;
--       the timing of any acquisitions and associated costs; and
--       general economic conditions.

Furthermore, these fluctuations could materially and adversely affect the price of our Common Stock in future quarters if our revenues or operating results are below expectations.

Our Recent And Planned Acquisitions And Financing Are Dilutive To Existing Stockholders. We will issue common stock to complete each of our recent and planned acquisitions and in connection with our debentures issued in March 1999. These issuances of common stock could result in dilution of a stockholder's percentage ownership interest in our company and could adversely affect the market price of our common stock.

Our debentures are convertible into shares of our common stock based on the trading prices of the common stock in the future. For example, the conversion price of the debentures on May 10, 1999 would have been $3.875 and if the debenture holder were to have converted all of its debentures on that date, 774,194 shares of our common stock would have been issued to the debenture holder, which would represent 4.4% of our outstanding common stock. The conversion price of the debentures is adjusted based on the trading price of our common stock. If the trading price of the common stock is low when the conversion price of the debentures is determined, we would be required to issue a higher number of shares of common stock, which could cause substantial dilution to our stockholders. In addition, if the debenture holders convert their debentures and sell the common stock, this could result in an imbalance of supply and demand for our common stock and reduce its price. The further our stock price declines, the further the adjustment of the conversion price will fall and the greater the number of shares we will have to issue upon conversion. We could be required to issue up to 19.9% of our outstanding common stock on March 5, 1999 (3,504,406 shares based on 17,610,085 shares outstanding) on conversion of our outstanding debentures and exercise of the related warrants without stockholder approval. We have agreed to seek stockholder approval to issue more than 19.9% of our outstanding common stock, if requested by the debenture holder.

The Data Systems acquisition is structured with a minimum price per share of $6.00. If the average price per share for the ten trading days immediately prior to closing of this acquisition is less than $6.00 per share, then we are required to issue the number of shares equivalent to 9,666,282. These transactions and any future acquisitions or financing requiring additional issuances of our common stock could be dilutive.

Our Debenture Financing Limits Our Ability To Enter Future Transactions And The Debenture Holders Can Require Us To Redeem The Debentures At A Premium If Certain Events Happen. In March 1999, we raised $3 million by issuing debentures, which are convertible into shares of our common stock. The debentures and related agreements contain significant covenants. These covenants may limit our ability to enter into future transactions, including financing transactions and transactions involving a change in control or acquisition of us. The debenture holders can require us to redeem the debentures at a premium if certain events happen, including:

-- If we breach the representations, warranties and covenants contained in the debentures and related agreements;
-- If the Securities and Exchange Commission does not declare the registration statement covering the common stock issuable upon conversion of the debentures effective by the 120th day after the registration statement is filed; or
--       If we are acquired by a third party.



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The redemption price will be 125% of the outstanding principal amount if certain events within our control occur and also after certain change of control transactions. The redemption price will be 110% if certain events not within our control occur and following certain other change of control transactions. If the debentures become redeemable, we may not be able to pay the redemption price. Even if we are able to redeem the Debentures, the redemption payments could be substantial and this could have a material adverse effect on our business and financial condition.

We May Need To Raise Additional Capital. If we decide to expand more rapidly than currently anticipated or we do not materially meet our revenue projections, we may need to raise additional capital. Any additional equity financing will be dilutive to stockholders, and debt financing will involve restrictive covenants, which may limit our operating flexibility. If financing is not available on acceptable terms, we may be unable to develop or enhance our products, take advantage of future opportunities, or respond to competitive pressures, or unanticipated requirements. The occurrence of any of these factors could have a material adverse effect on our business, financial condition, and operating results.

If We Are Unable To Adequately Protect Our Intellectual Property Rights Or If Our Intellectual Property Rights Are Challenged, Our Business Could Suffer. Our success depends significantly upon our proprietary technology. We currently protect our proprietary rights through a combination of patent, copyright, trademark, trade secret law, confidentiality agreements and contractual provisions. Certain provisions of our client agreements, including provisions protecting against unauthorized use, copying, transfer and disclosure, may be unenforceable under the laws of certain jurisdictions. We are also required to negotiate limits on these provisions from time to time. We may not be able to adequately deter misappropriation of proprietary information or to detect unauthorized use and take appropriate steps to enforce our intellectual property rights.

In recent years, litigation involving patents and other intellectual property rights has increased. Certain patents may cover solutions to the Y2K Problem. We believe that we are either not using these patented solutions or have utilized such solutions prior to the patent filing date. Regardless, we may be a party to litigation in the future to protect our intellectual property or for allegedly infringing other intellectual property rights. Such litigation may force us to do one or more of the following:

-- Cease selling, incorporating or using products or services that incorporate the challenged intellectual property;
-- Obtain from the holder of the infringed intellectual property a license to sell or use the relevant technology, which license may not be available on reasonable terms; and
--       Redesign our affected products or services.

The occurrence of any of these factors could materially and adversely impact our operations and results.

We Face Potential Liability To Clients From Our Year 2000 Business. There is increasing litigation arising out of failures or potential failures in computer systems arising out of the Y2K Problem. To date, we are not a party to any litigation arising out of a Y2K failure. We have attempted to limit our



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liability for Y2K claims through provisions in our contracts with customers, limiting our damages, generally providing no warranties on our services through the Year 2000, and disclaiming all other warranties. These contractual protections may not be enforceable in all instances, and may not otherwise protect us from the substantial costs involved in defending a Y2K claim. We currently self-insure against the possibility of these costs. In the event we become a party to any such litigation, the cost of defending such litigation or adverse outcome could materially adversely affect our business, results of operations and financial condition.

We May Not Be Able To Respond To Rapid Technological Change. Rapid technological change characterizes the markets for Internet professional services and Y2K services. Our future success will depend significantly on our ability to improve our existing services and products, offer new services, enhance our recently acquired products and develop, acquire and market new products and services. Our failure to adequately and timely respond to changing technology could result in material adverse effects to our business and operations.

Our Stock Price Has Been Volatile And We Have Not Paid, And Do Not Plan To Pay, Cash Dividends. Since our inception we have not paid, and do not intend to pay, any cash dividends on our common stock in the foreseeable future. Historically, our common stock's price and trading volume has fluctuated widely. We expect this fluctuation to continue in the future for a number of reasons, including the following:

-- Our success or failure in meeting market expectations of our quarterly or annual revenues, net income or earnings per share;
-- Our or competitor's announcements regarding new services and products or technological innovations;
-- Stock prices for many technology companies fluctuate widely for reasons that may be unrelated to operating results;
--       Changing market conditions in the industry; and
--       Announcements of unusual events such as acquisitions.

Fluctuations in the market price of our stock may, in turn, adversely affect our ability to complete any planned acquisitions, our access to capital and financing and our ability to attract and retain qualified personnel, all of which could have a material adverse effect on our business.

We May Be Adversely Affected If We Lose Key Personnel. Our success depends largely on the skills, experience and performance of some key members of our senior management and technical personnel. The loss of one or more of these key personnel could have a materially adverse effect on the business.

Our Results May Be Adversely Affected By Our International Operations. Our international sales, primarily in France, England and the rest of Europe attributed approximately 18% of our total consolidated revenues for the year ended December 31, 1998. We anticipate that international business will account for a significant portion of our revenues in 1999. The risks inherent in international markets, include:

--       unexpected changes in regulatory requirements;
--       difficulties in staffing and managing foreign operations;
--       political instability;
--       potentially adverse tax consequences;




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--       potentially adverse differences in business customs, practices and norms;
--       differences in accounting practices;
--       longer payment cycles;
--       problems in collecting accounts receivable;
--       fluctuations in currency exchange rates; and
-- seasonal reductions in business activity during the summer months in Europe.

Any of these could adversely impact the success of our international operations.

The factors described above may have an adverse effect on our future international revenues and, consequently, on our business, results of operations and financial condition.

Mr. Gruder Exercises Significant Control Over Us. Mr. Gruder, our Chief Executive Officer and Chairman of the Board, is presently the beneficial owner of approximately 40% of our outstanding common stock. Although Mr. Gruder's ownership will be diluted as a result of planned acquisitions and financing, Mr. Gruder will continue to be in a position to influence the election of directors and generally to direct our affairs including certain significant corporate actions such as acquisitions, the sale or purchase of assets and the issuance and sale of our securities.

We Face Intense Competition For Year 2000 Services. Our Y2K services have intense competition from two different sources: Remediation performed in-house and Remediation and Validation software and services offered by direct competitors. Many of our competitors are better established, have existing relationships with customers and have far greater resources than us. As a result of this competition, our revenues for Y2K services could decrease which would have a materially adverse effect on our business, financial conditions, results of operations and prospects.

Risk Factors - New Strategic Direction

We May Be Adversely Affected If We Are Not Able To Attract And Retain Qualified Professionals. The future success of our new strategic direction will depend on our ability to attract, train, motivate and retain personnel who provide the Internet strategy, technology, marketing, and creative skills required by clients. We believe that there is a shortage of, and significant competition for, professionals with the advanced technological skills necessary to perform the services offered by our new Internet services. We also intend to transfer current employees from our Y2K business to our new Internet business. The transition will require training in new technology and new skills sets applicable to Internet technology. Once trained, such individuals will be in higher demand because of their new skill set. Additionally, not all of our current personnel will be able to acquire the skills necessary to transition to our new business. We cannot be certain that we will be successful in attracting, assimilating, transitioning or retaining qualified technological personnel in the future. Our failure to do so could have a materially adverse affect on our ability to deliver and enhance our services.

We May Not Be Able to Develop Successful Products. We recently acquired and plan to develop new software products designed to facilitate communication and commerce over the Internet. This software is in a development stage and will require significant expenditures of resources to complete the development effort. These products will involve a new approach to the conduct of online



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business and as a result, intensive marketing and sales efforts may be necessary to educate prospective customers regarding the uses and benefits of our products. We cannot be certain that we will successfully develop and market new products, new product enhancements or new products compliant with present or emerging Internet technology standards. Any delays in developing and releasing enhanced or new products could have a materially adverse effect on our business, operating results and financial condition.

We Will Face Intense Competition In The Internet Market. The market for Internet professional services and products is relatively new, intensely competitive and subject to rapid technological change. There is competition on two distinct levels: (i) from in-house development efforts by potential customers and (ii) third party competitors. Our third party competitors include service vendors, advertising and media agencies, large information technology consulting service providers, telecommunications companies, Internet and online service providers and software vendors. Many of our current and potential competitors have longer operating histories, established name recognition, longer relationships with clients and significantly greater financial, technical, marketing and public relations resources. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to enhance their products or services. Also, businesses may not elect to outsource the design, development and maintenance of their Websites or utilize Internet professional services firms. All of these factors could have a material adverse effect on our business, financial condition, results of operations and prospects.

Future Regulations Could Be Enacted That Either Directly Restrict Our Business Or Indirectly Impact Our Business By Limiting The Growth of Internet Commerce. We are not aware of any legislation or regulatory requirements currently in effect in the United States that regulate Internet commerce. Certain other countries and political entities, however, such as the European Economic Community, have adopted legislation and regulatory requirements that regulate Internet commerce. As Internet commerce evolves, we expect that federal, state, local or foreign agencies will adopt regulations covering issues such as user privacy, pricing, content and quality of products and services, freedom of expression, taxation, advertising, intellectual property rights, information security or the convergence of traditional communications services with Internet communications. If enacted, such laws, rules or regulations could restrict the market or increase the costs for our products and services, which could materially adversely affect our business, financial condition and operating results.


                                   THE COMPANY

         We are presently engaged in the business of providing software-reengineering services. These services include (i) the correction and validation of existing mainframe computer software systems' ability to manage the Year 2000 problem and (ii) software conversion services, such as language translations and migrations. In October 1998, we also announced a new strategic direction, establishing an Internet services business providing management consulting, design, development and deployment for enterprise information portals. Through this new strategic direction, we plan to assist organizations in transforming their existing information systems architecture to support scalable and flexible architecture for Internet, Intranet and Extranet applications. Our executive offices are located at 2101 Rexford Road, Charlotte, North Carolina 28211. Our telephone number at that address is (704) 365-2324.



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                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares offered by the selling stockholder.

                               SELLING STOCKHOLDER

         The selling stockholder received or will receive the shares offered by this prospectus upon conversion of our 6% Convertible Exchangeable Debentures (the "Debentures") or exercise of warrants (the "Warrants") to purchase common stock. The selling stockholder holds no shares of common stock other than those offered pursuant to this prospectus.

         On March 5, 1999, we entered into an agreement with the selling stockholder pursuant to which it invested $3 million in our company. Pursuant to such agreement, we issued the selling stockholder $3,000,000 in principal amount of Debentures and Warrants to purchase 30,000 shares of our common stock.

         The following table sets forth the aggregate number of shares of common stock held by the selling stockholder and offered by the selling stockholder hereunder and the percentage of all shares of common stock held by the selling stockholder after giving effect to the offering (based on 17,610,085 shares of common stock outstanding as of February 24, 1999). The share numbers set forth in the table below include an aggregate of 30,000 shares of common stock issuable upon the exercise of the Warrants held by the selling stockholder, and an estimated 785,807 shares issuable upon conversion of the Debentures held by the selling stockholder. The estimated number of shares issuable upon conversion of the Debentures is based on an estimated conversion price of $3.875 per share of common stock. The actual number of shares of common stock issuable upon conversion of the Debentures currently is indeterminable, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by us at this time, including,



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among other factors, the future market price of the common stock. However, the number of shares issuable upon exercise of the Warrants and conversion of the Debentures is initially limited to 19.99% of the outstanding shares of common stock on the date of issuance of the Debentures, or 3,520,256 shares, unless we obtain shareholder approval of the issuance of additional shares of common stock upon exercise of the Warrants and conversion of the Debentures. Because of the possibility of antidilution adjustments to the conversion price of the Debentures (which is based on the market price of the common stock), or that the number of shares of common stock outstanding increases due to a stock split or dividend, the number of shares of common stock issuable upon such conversion or exercise and subject to this prospectus is indeterminate and this prospectus relates to the resale of such entire indeterminate number of shares of common stock. Other than the ownership of our securities, the selling stockholder has had no material relationship with us within the past three years.


                          Number of Shares                                Percent of Outstanding
Name of Selling           Beneficially Owned       Number of Shares       Common Stock Owned After
Stockholder               Before Offering (1)      Offered                Offering (2)
---------------           -------------------      ----------------       ------------------------

Marshall Capital
Management, Inc.              815,807 (3)           1,566,088 (4)

------------------------
(*)   Less than 1%.


1. No holder of Debentures or Warrants is entitled to convert or exercise such securities or to receive dividends thereon in shares of common stock to the extent that such conversion, exercise or payment of dividends would cause such holder to own beneficially more than 4.99% of the common stock then outstanding. Accordingly, the number of shares of common stock set forth herein and which the selling stockholder may sell pursuant to this prospectus may exceed the number of shares of common stock the selling stockholder beneficially owns as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").
2. Because the selling stockholder may offer all or some of the common stock pursuant to the offering contemplated by this prospectus, no estimate can be given as to the amount of shares of common stock that will be held by the selling stockholder after completion of this offering. See "Plan of Distribution."
3. Includes 785,807 shares of common stock issuable upon the conversion of the Debentures held by the selling stockholder and 30,000 shares of common stock issuable upon the exercise of Warrants held by the selling stockholder.
4. The number of shares of common stock registered pursuant to the registration statement and the number of shares of common stock offered hereby by the selling stockholder have been determined by agreement between us and the selling stockholder.



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                              PLAN OF DISTRIBUTION

         The selling stockholder has advised us that the common stock may be sold or distributed from time to time by the selling stockholder, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire common stock as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The common stock may be sold by one or more of the following distribution methods: (i) ordinary brokers' transactions, which may include long or short sales; (ii) transactions involving cross or block trades, or otherwise on the Nasdaq National Market; (iii) purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus; (iv) "at the market" to or through market makers or into an existing market for the common stock; (v) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents; (vi) through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise);
(vii) pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"); or (viii) any combination of the foregoing, or by any other legally available means. In addition, the selling stockholder may enter into hedging transactions with broker-dealers who may engage in short sales of common stock in the course of hedging the positions they assume with the selling stockholder. The selling stockholder may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the common stock, which common stock may be resold thereafter pursuant to this prospectus. In connection with any sales, the selling stockholder and any brokers or dealers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act. We will receive no part of the proceeds of sales made hereunder.

         Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholder and/or purchasers of the shares offered hereby (and, if it acts as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the selling stockholder. Broker-dealers may agree with the selling stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

         We have advised the selling stockholder that Regulation M promulgated under the Exchange Act may apply to its sales in the market, have furnished the selling stockholder with a copy of this regulation and have informed it of the need for delivery of copies of this prospectus. The selling stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the



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Securities Act if any such broker-dealers purchase shares as principal. We have agreed to indemnify the selling stockholder against certain liabilities, including liabilities under the Securities Act.


         Any shares of common stock which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this prospectus.

         There can be no assurance that the selling stockholder will sell any or all of the shares of common stock offered by them hereunder.


                                  LEGAL MATTERS

         The validity of the common stock offered pursuant to this prospectus and certain other legal matters will be passed upon for us by McGuire, Woods, Battle & Boothe LLP, Charlotte, North Carolina.


                                     EXPERTS

         The financial statements appearing in our Annual Report (Form 10-K) for the year ended December 31, 1998, have been audited by Holtz Rubenstein & Co., LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

We have authorized no one to give any information or to make any representations that are not contained in this prospectus. You should rely only on the information incorporated by reference or provided in this prospectus. You must not rely on any unauthorized information.

This prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.



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                                -----------------
                                TABLE OF CONTENTS
                                -----------------


                                                                            Page
                                                                            ----
Where You Can Find More Information.......................................   2
Risk Factors..............................................................   3
The Company...............................................................   8
Use of Proceeds...........................................................   9
Selling Stockholder.......................................................   9
Plan of Distribution......................................................   11
Legal Matters.............................................................   12
Experts...................................................................   12


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                                1,566,088 SHARES



                                [ALYDAAR SOFTWARE
                                  CORPORATION]



                                  COMMON STOCK


                                 --------------
                                   PROSPECTUS
                                 --------------





                                  MAY 28, 1999

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